Exhibit 16.1
August 11, 2005
United States Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549
Re:       Kuhlman Company, Inc. (f/k/a Gaming Venture Corp., U.S.A.)
Dear Sirs/Madams:
We have read the statements in Item 4 of Form 8-K of Kuhlman Company, Inc. (f/k/a Gaming Venture Corp., U.S.A.) dated August 8, 2005. We agree with the statements concerning our firm in such Form 8-K.
Yours truly,
/s/       Stark Winter Schenkein & Co., LLP